SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the registrant ☒                                                     Filed by a Party other than the registrant ☐

Check the appropriate box:

☐	Preliminary proxy statement

☐	Confidential, for use of the commission only (as permitted by Rule 14a-6(e)(2))

☐	Definitive proxy statement

☒	Definitive additional materials

☐	Soliciting material under Rule 14a-12

AUTODESK, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0- 11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Autodesk, Inc. (“Autodesk”) intends to send the following information to certain Autodesk stockholders in connection with Autodesk’s Annual Meeting of Stockholders to be held on June 23, 2005 (the “Annual Meeting”), regarding the proposed Autodesk 2006 Stock Plan. A copy of the 2006 Stock Plan, as currently proposed for approval at the Annual Meeting, can be found by reference to Appendix B to Autodesk’s 2005 Proxy Statement filed on May 16, 2005 (Commission File No. 000-14338).

Subject: Want stock options next year? Then, vote your ADSK shares today!!

Everyone –

We need your vote.

As many of you are aware, Autodesk stockholders are asked to vote on a very important measure - Proxy Proposal Two - before our annual Stockholders Meeting tomorrow, June 23. Proposal Two creates a new employee stock option plan, since our current plan will expire shortly. If the new plan is not approved, the company will have no stock options to award employees.

As of our most recent tally, Proposal 2 is failing – but the vote is VERY close!

It is critical that every employee who owns Autodesk shares votes.

Online voting ends at 11:59 pm U.S. Eastern time on June 22. We understand that many employees have still not yet received their proxy materials from their brokers, or have not yet voted. Please do so now. The process is simple and takes only a few minutes.

To begin the voting process, employees who hold their shares at e*trade, may do the following:

•	Forward this email to the Stock Administrator email alias in outlook.

•	You will receive an email with voting instructions and your control number.

•	Follow the voting instructions.

Employees who hold shares at other brokers should contact their broker to receive their control number.

If you miss online voting, votes may be faxed back until 2:00 Pacific tomorrow, June 23, only with the original proxy card, to 631.254.7693 attn: Vote Processing.

Vote your shares today.

Carol